EXHIBIT 99.1

Nutrition 21 Reports Results for the Second Quarter of Fiscal 2007

PURCHASE, N.Y., February 13, 2007 - Nutrition 21, Inc. (NASDAQ: NXXI), a leading developer and marketer of chromium-based and omega-3 fish oil-based nutritional supplements, today reported financial results for the second quarter ended December 31, 2006.

Total revenues for the second quarter were $9.4 million, compared to $2.1 million for the same period last year. Revenues from branded product sales were $7.3 million, comprised $5.9 million of direct response sales, and $1.4 million of sales of branded products to retailers. Direct response sales primarily represent revenues of Iceland Health, which we acquired in August 2006. In the corresponding quarter of the prior year, branded product sales were not significant. Revenues from ingredient sales in the second quarter were $2.0 million, compared to $2.0 million for the same period last year. Net loss for the quarter was $4.7 million, or ($0.08) per diluted share, compared to a net loss of $3.1 million, or ($0.08) per diluted share, for the same period in the prior year.

Total revenues for the six months ended December 31, 2006 were $14.1 million, compared to $5.7 million in the same period a year ago. Revenues from branded product sales were $10.6 million, comprised $7.9 million of direct response sales, and $2.7 million of sales of branded products to retailers. In the corresponding six months of the prior year, sales of branded products were not significant. Revenues from ingredient sales were $3.2 million compared to $5.5 million for the same period last year. Net loss for the six month period ended December 31, 2006 was $8.8 million, or ($0.16) per diluted share, compared to a net loss of $4.2 million, or ($0.11) per diluted share, in the six-month period a year ago.

Paul Intlekofer, CEO of the company, said, “The significant increase in our revenues reflects early results from our Iceland Health acquisition and from our program to distribute Chromax® chromium picolinate and other branded products to mass retailers. The losses we continue to experience primarily reflect marketing expenses and the cost of preparing three new products for launch into retail distribution, as well as expenses we incurred in the GNC patent litigation to protect our intellectual property. We previously announced a favorable settlement of this litigation.

“During and after the quarter we made progress on the following fronts:

•
After the start of national retail distribution of Chromax in the summer we conducted radio tests of several commercial spots in various regional markets during the second quarter. The tests were positive and we rolled the commercial spots out nationally in January.

•
We are beginning to benefit from the synergies we expected from our Iceland Health acquisition. The experience of Iceland Health personnel in building the Iceland Health brand and marketing its products through infomercial broadcasts is guiding our development of this form of advertising to drive sales growth of Chromax at retail.

•	We are expanding distribution for Diachrome® and expect that our 447-subject study on Diachrome for people with diabetes will be published in late spring.

•
We are on schedule to begin national distribution of both Iceland Health® Maximum Strength Omega-3 and Iceland Health® Joint Relief products between March and May at the major food, drug and mass retailers, including Wal-Mart, CVS/pharmacy, Walgreens, Duane Reade, Krogers, Rite Aid and other retailers. The Iceland Health retail launch will have substantial TV-media support from our direct response initiatives.

•
In January we announced that the American Medical Association’s Archives of Internal Medicine published a five-year, double-blind study that showed that our Selenomax® trademarked and branded selenium product can reduce HIV-1 viral load and improve immune cell CD4 counts in HIV seropositive men and women. The investigators used organic Selenomax in the study because of its absorbability and bioavailability. We filed several patent applications covering these findings.

•
CVS/pharmacy in January purchased our on-hand Selenomax inventory to make the product available for the 1.2 million people in the United States who are reported to be HIV positive. There are approximately 24 million people with HIV in Sub-Saharan Africa, and 8 million people with HIV in South/South-East Asia. We are also evaluating international distribution opportunities for Selenomax.

•	We have retained our assigned shelf space for our products across our retail distribution outlets and are working with some retailers to increase and/or improve our positioning.”

Mr. Intlekofer concluded, “By the end of our fiscal year on June 30, we expect to have five branded product lines in national distribution that address pre-diabetes, diabetes, cardiovascular health, arthritis/joint health, and HIV. For the quarter ending March 30, 2007, we expect to report a continuing increase in revenues and an improvement in our bottom line.”

About Nutrition 21

Nutrition 21 is a nutritional bioscience company and the maker of chromium-based and omega-3 fish oil-based supplements with health benefits substantiated by clinical research.  The company markets Chromax® chromium picolinate, http://www.chromax.com/, which is the most-studied form of the essential mineral chromium.  Chromax, a supplement for healthy and pre-diabetic people that promotes insulin health and helps improve blood sugar metabolism, cardiovascular disease, control carbohydrate cravings and fight weight gain, is now available through food, drug and mass retailers nationwide.  Nutrition 21 also developed and markets Diachrome®, http://www.diachrome.com/ , a proprietary, non-prescription, insulin sensitizer for people with type 2 diabetes. It is available in select drug retailers nationwide. Nutrition 21 holds 33 patents for nutrition products and uses, 23 of which are for chromium compounds and their uses. The Company is the exclusive importer of Icelandic fish oils, including omega-3 fatty acids, which are manufactured to pharmaceutical standards and sold under the Iceland Health® brand, http://www.icelandhealth.info.  More information is available at http://www.nutrition21.com.

Safe Harbor Provision

This press release may contain certain forward-looking statements. The words “believe,” “expect,” “anticipate” and other similar expressions generally identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based largely on the Company's current expectations and are subject to a number of risks and uncertainties, including without limitation: the effect of the expiration of patents; regulatory issues; uncertainty in the outcomes of clinical trials; changes in external market factors; changes in the Company's business or growth strategy or an inability to execute its strategy due to changes in its industry or the economy generally; the emergence of new or growing competitors; various other competitive factors; and other risks and uncertainties indicated from time to time in the Company's filings with the Securities and Exchange Commission, including its Form 10-K for the year ended June 30, 2006. Actual results could differ materially from the results referred to in the forward-looking statements. In light of these risks and uncertainties, there can be no assurance that the results referred to in the forward-looking statements contained in this press release will in fact occur. Additionally, the Company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that may bear upon forward-looking statements.

CONTACT: Maryrose Lombardo, 914-701-4525

FINANCIAL TABLES FOLLOW

NUTRITION 21, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	December 31, 2006	June 30, 2006
ASSETS

Current Assets
Cash, cash equivalents and short-term investments	$10,800	$13,914
Accounts receivable, net	2,477	2,600
Other receivables	225	205
Inventories	1,842	963
Prepaid expense and other current assets	1,620	392
Total Current Assets	16,964	18,074

Property and equipment, net	87	116
Patents, trademarks, and other intangibles, net	5,275	5,375
Other intangibles with indefinite lives	5,379	------
Goodwill	12,111	------
Other assets	374	291
Total Assets	$40,190	$23,856

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable	$5,326	$2,282
Accrued expenses	711	914
Deferred Income	4,149	1,710
Long-term debt	2,347	------
Series I convertible preferred stock	4,121	4,410
Total Liabilities	16,654	9,316

Stockholders’ Equity	23,536	14,540
Total Liabilities and Stockholders’ Equity	$40,190	$23,856

NUTRITION 21, INC.
Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Six MonthsEnded
	December 31,		December 31,
	2006	2005	2006	2005

Net Sales	$9,297	$1,986	$13,845	$5,528
Other revenues	137	113	273	172

TOTAL REVENUES	9,434	2,099	14,118	5,700

COSTS AND EXPENSES

Cost of revenues	2,426	651	3,807	1,276
Selling, general and administrative expenses	10,087	3,153	16,028	5,925
Research and development expenses	302	421	690	828
Depreciation and amortization	950	574	1,631	1,136

TOTAL COSTS AND EXPENSES	13,765	4,799	22,156	9,165

OPERATING LOSS	(4,331)	(2,700)	(8,038)	(3,465)

Interest income	122	75	260	129
Interest expense	467	473	1,007	900

LOSS BEFORE INCOME TAXES	(4,676)	(3,098)	(8,785)	(4,236)

Income taxes	3	5	6	5

NET LOSS	$(4,679)	$(3,103)	$(8,791)	$(4,241)

Basic and diluted loss per common share	$(0.08)	$(0.08)	$(0.16)	$(0.11)

Weighted average number of common shares - basic and diluted	58,037,158	38,490,452	55,194,895	38,360,269